UNITED STATES                 SEC File Number
                  SECURITIES AND EXCHANGE COMMISSION         0-12914
                        Washington, D.C. 20549
                                                           Cusip Number
                                                            941071 10 2
                              FORM 12b-25

                      NOTIFICATION OF LATE FILING

(Check One) __ Form 10-K  __ Form 20-F __ Form 11-K  X Form 10-Q
            __ Form N-SAR

               For Period Ended: March 31, 2000


                 [  ]     Transition Report on Form 10-K
                 [  ]     Transition Report on Form 20-F
                 [  ]     Transition Report on Form 11-K
                 [  ]     Transition Report on Form 10-Q
                 [  ]     Transition Report on Form N-SAR
                 For the Transition Period
Ended:____________________________

 READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM.  PLEASE PRINT OR
TYPE

   Nothing in the form shall be construed to imply that the Commission has verified any information contained herein.

    If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
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PART I - REGISTRANT INFORMATION

                          WASTEMASTERS, INC.
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Full Name of Registrant


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Former Name if Applicable

                           205 Bickford Avenue
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Address of Principal Executive Office (STREET AND NUMBER)

                        El Reno, Oklahoma 73036
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City, State and Zip Code


PART II - RULES 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box)

 X       (a)     The reasons described in reasonable detail in Part III of
 --              form could not be eliminated without unreasonable effort
                 or expense;

 X       (b)     The subject annual report, semi-annual report, transition
 --              report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or
                 portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-
                 Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

 __      (c)     The accountant's statement or other exhibit required by
                 Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed with the prescribed time period. (Attach Extra Sheets if Needed)


The Company was unable to complete its first quarter financial statements by May 15, 2000 because its independent auditors have not completed their audit for the period ended December 31, 1999.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

            Douglas Holsted           (405)                262-0800
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                (Name)               (Area Code)        (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or or such shorter period that the registrant was required to file such reports been filed? If answer is no identify report(s).
         ___   Yes   X No

         The Company's Annual Report on Form 10-KSB for the period ended December 31, 1999.

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the
         subject report or portion thereof?  X  Yes      No
                                            ---      ---
         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made:

         The company has either ceased operations at its subsidiaries or disposed of certain operating subsidiaries since last year. Due to financial circumstances, the company is operating with limited accounting staff, and needs additional time to insure that its reported results are accurate.

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                           WASTEMASTERS, INC.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

                                       WASTEMASTERS, INC.

Date  May 15, 2000                     By /s/ Douglas Holsted
                                       -----------------------------------
                                       Douglas Holsted, President